Exhibit 10.2

Phantom Performance Share Unit Award Agreement (“Agreement”)
(Pursuant to the EnergySolutions, Inc. Executive Bonus Plan (“Plan”))

EnergySolutions, Inc. (the “Company”) hereby awards to the participant specified below (the “Participant”) a performance-based phantom share unit (“PSU”) award (the “Award”) on the terms and subject to the conditions of this Agreement.  For purposes of this Agreement, references to “Shares” mean shares of common stock of the Company, or such other class or kind of shares or other securities resulting from the application of Section 6 hereof.  The Award and this Agreement are subject to all of the terms and conditions as set forth herein and the Plan (including, without limitation, the maximum bonus limitation set forth in Section 6 of the Plan).  Initial capitalized terms not otherwise defined herein will have the meanings set forth in the Plan.

Participant:	David J. Lockwood
“Grant Date”:	June 12, 2012
Number of PSUs:

2,180,261 PSUs (the “Threshold PSUs”) at the threshold achievement level.
2,637,758 PSUs (the “Target PSUs”) at the target achievement level.
3,122,041 PSUs (the “Maximum PSUs”) at the maximum achievement level.

Consideration:	Participant’s services

1.  PSU Award Earning.

(a)           Three-Year TSR Period.

(i)            If the End Price on the First Measurement Date (the “First Measurement Date Price”) equals a value that produces a Compound Annual TSR of 25% through the First Measurement Date, Participant will earn 50% of the Target PSUs.  For purposes of this Agreement, (A) “First Measurement Date” means the three-year anniversary of the Grant Date, (B) except as otherwise provided in Section 3 hereof, “End Price” means the average of the closing sales prices of Shares during the ten consecutive trading days ending on the applicable date, as reported on the exchange on which Shares are then traded (or, if Shares are not traded on a national securities exchange, as determined by the Company’s Board of Directors or its Compensation Committee (together, the “Board”)), except that the End Price on the Change in Control Date will be the closing sales price of Shares on the Change in Control Date (or, if applicable, the value received by holders of Shares in connection with the Change in Control), and in any event, plus the value derived from (x) the assumed reinvestment of dividends, if any, paid on the Company’s common stock from the Grant Date through the applicable End Date, with reinvestment determined as of and based on the closing price of the common stock on the dividend payment date and (y) the assumed reinvestment of proceeds from Share repurchases effected by the Company, if any, from the Grant Date through the applicable End Date (determined by dividing the aggregate repurchase price on the applicable date by the aggregate number of Shares outstanding immediately prior to such date), with reinvestment of such proceeds determined as of and based on the closing price of the common stock on the date of the repurchase, (C) “Base Price” means the average of the closing sales prices of Shares during the ten consecutive trading days beginning with the first full trading day after the date of first public announcement of the Company’s new Chief Executive Officer, as reported on the exchange on which Shares are then traded (or, if Shares are not traded on a national securities exchange, as determined by the Board), and (D) “Compound Annual TSR” means the compound annual Share price appreciation from the Base Price to the applicable End Price.

(ii)           Notwithstanding Section 1(a)(i) hereof, (A) if the First Measurement Date Price equals a value that produces a Compound Annual TSR of 35% or greater through the First Measurement Date, Participant will earn 50% of the Maximum PSUs and (B) if the First Measurement Date Price equals a value that produces a Compound Annual TSR between 25% and 35% through the First Measurement Date, Participant will earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(a)(i) and 1(a)(ii)(A) hereof).

(iii)          Notwithstanding the foregoing, in the event that a “Change in Control” (as such term is defined in Participant’s Executive Severance Agreement with the Company (the “Severance Agreement”)) occurs prior to the First Measurement Date (the effective date of the Change in Control being the “Change in Control Date”): (A) if the End Price on the Change in Control Date (the “Change in Control Price”) equals a value that produces a Compound Annual TSR of at least 25% through the First Measurement Date, then (I) if the Change in Control Price equals a value that produces a Compound Annual TSR of 25% through the First Measurement Date, Participant will immediately earn a number of PSUs equal to the Threshold PSUs, (II) if the Change in Control Price equals a value that produces a Compound Annual TSR of 25% through the Second Measurement Date, Participant will immediately earn a number of PSUs equal to the Target PSUs, (III) if the Change in Control Price equals a value that produces a Compound Annual TSR of 35% or greater through the Second Measurement Date, Participant will immediately earn a number of PSUs equal to the Maximum PSUs, (IV) if the Change in Control Price equals a value that produces a Compound Annual TSR between 25% through the First Measurement Date and 25% through the Second Measurement Date, Participant will immediately earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(a)(iii)(A)(I) and 1(a)(iii)(A)(II) hereof), and (V) if the Change in Control Price equals a value that produces a Compound Annual TSR between 25% through the Second Measurement Date and 35% through the

Second Measurement Date, Participant will immediately earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(a)(iii)(A)(II) and 1(a)(iii)(A)(III) hereof); provided, however, that in the event that more than one of Sections 1(a)(iii)(A)(I)-(V) hereof could simultaneously apply, the applicable subsection that will result in Participant earning the highest number of PSUs will be used for purposes of this Section 1(a)(iii)(A) (but in no event will the application of this proviso result in PSUs being earned pursuant to more than one of Sections 1(a)(iii)(A)(I)-(V) hereof); (B) PSUs subject to the PSU Award that are not earned by Participant in accordance with this Section 1(a)(iii), if any, will be immediately forfeited; and (C) Section 1(b) hereof will cease to apply.

(iv)          Notwithstanding the foregoing, in the event that, prior to the occurrence of a Change in Control and prior to the First Measurement Date, Participant’s employment with the Company is terminated by the Company without “Cause,” by Participant for “Good Reason,” as a result of Participant’s “Permanent Disability” (each as defined in the Severance Agreement) or in the event of Participant’s death, Participant will immediately earn a number of PSUs determined by the application of Sections 1(a)(i) or 1(a)(ii) hereof, as applicable, except that: (A) the First Measurement Date Price will be deemed to be equal to the End Price on the Termination Date (the “Termination Date Price”); (B) the Compound Annual TSR performance condition will instead be calculated through the Termination Date, provided that, if the Termination Date is prior to the one-year anniversary of the Grant Date, the Compound Annual TSR will instead be calculated through the one-year anniversary of the Grant Date; (C) the Target PSUs may be earned pursuant to Section 1(a)(i) hereof and the Maximum PSUs may be earned pursuant to Section 1(a)(ii) hereof; (D) Participant will earn only a pro rata portion of the PSUs otherwise calculated to be earned in accordance with this Section 1(a)(iv), as follows: 25% if the Termination Date occurs prior to the one-year anniversary of the Grant Date, 50% if the Termination Date occurs thereafter but prior to the two-year anniversary of the Grant Date, and 75% if the Termination Date occurs thereafter but prior to the First Measurement Date; (E) PSUs subject to the PSU Award that are not earned by Participant in accordance with this Section 1(a)(iv), if any, will be immediately forfeited; and (F) Section 1(b) hereof will cease to apply.  For purposes of this Agreement, “Termination Date” means the date of Participant’s termination of employment with the Company, regardless of the circumstances thereof.

(b)           Four-Year TSR Period.

(i)            If the End Price on the Second Measurement Date (the “Second Measurement Date Price”) equals a value that produces a Compound Annual TSR of 25% through the Second Measurement Date, Participant will earn a number of PSUs equal to the Target PSUs minus the Three-Year TSR Period Earned PSUs, but in no event less than zero.  For purposes of this Agreement, (A) “Three-Year TSR Period Earned PSUs” means the number of PSUs earned pursuant to Section 1(a)(i) or 1(a)(ii) hereof, as applicable, and (B) “Second Measurement Date” means the four-year anniversary of the Grant Date.

(ii)           Notwithstanding Section 1(b)(i) hereof, (A) if the Second Measurement Date Price equals a value that produces a Compound Annual TSR of 35% or greater through the Second Measurement Date, Participant will earn a number of PSUs equal to the Maximum PSUs minus the Three-Year TSR Period Earned PSUs, but in no event less than zero, and (B) if the Second Measurement Date Price equals a value that produces a Compound Annual TSR between 25% and 35% through the Second Measurement Date, Participant will earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(b)(i) and 1(b)(ii)(A) hereof and, for the avoidance of doubt, taking into account the reduction in the calculations pursuant to Sections 1(b)(i) and 1(b)(ii)(A) hereof as a result of the exclusion of the Three-Year TSR Period Earned PSUs (but in no event to less than zero)).

(iii)          Notwithstanding the foregoing, in the event that a Change in Control occurs after the First Measurement Date but prior to the Second Measurement Date: (A) if the Change in Control Price equals a value that produces a Compound Annual TSR of at least 25% through the Change in Control Date, then (I) if the Change in Control Price equals a value that produces a Compound Annual TSR of 25% through the First Measurement Date, Participant will immediately earn a number of PSUs equal to the Threshold PSUs minus the Three-Year TSR Period Earned PSUs, but in no event less than zero, (II) if the Change in Control Price equals a value that produces a Compound Annual TSR of 25% through the Second Measurement Date, Participant will immediately earn a number of PSUs equal to the Target PSUs minus the Three-Year TSR Period Earned PSUs, but in no event less than zero, (III) if the Change in Control Price equals a value that produces a Compound Annual TSR of 35% or greater through the Second Measurement Date, Participant will immediately earn a number of PSUs equal to the Maximum PSUs minus the Three-Year TSR Period Earned PSUs, but in no event less than zero, (IV) if the Change in Control Price equals a value that produces a Compound Annual TSR between 25% through the First Measurement Date and 25% through the Second Measurement Date, Participant will immediately earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(b)(iii)(A)(I) and 1(b)(iii)(A)(II) hereof and, for the avoidance of doubt, taking into account the reduction in the calculations pursuant to Sections 1(b)(iii)(A)(I) and 1(b)(iii)(A)(II) hereof as a result of the exclusion of the Three-Year TSR

Period Earned PSUs (but in no event to less than zero)), and (V) if the Change in Control Price equals a value that produces a Compound Annual TSR between 25% through the Second Measurement Date and 35% through the Second Measurement Date, Participant will immediately earn a number of PSUs that is the mathematical interpolation between the number of PSUs that would be earned at such two percentages (as determined pursuant to Sections 1(b)(iii)(A)(II) and 1(b)(iii)(A)(III) hereof and, for the avoidance of doubt, taking into account the reduction in the calculations pursuant to Sections 1(b)(iii)(A)(II) and 1(b)(iii)(A)(III) hereof as a result of the exclusion of the Three-Year TSR Period Earned PSUs (but in no event to less than zero)); provided, however, that in the event that more than one of Sections 1(b)(iii)(A)(I)-(V) hereof could simultaneously apply, the applicable subsection that will result in Participant earning the highest number of PSUs will be used for purposes of this Section 1(b)(iii)(A) (but in no event will the application of this proviso result in PSUs being earned pursuant to more than one of Sections 1(b)(iii)(A)(I)-(V) hereof); and (B) PSUs subject to the PSU Award that were not earned by Participant on the First Measurement Date and are not earned by Participant in accordance with this Section 1(b)(iii), if any, will be immediately forfeited.

(iv)          Notwithstanding the foregoing, in the event that, prior to the occurrence of a Change in Control and after the First Measurement Date but prior to the Second Measurement Date, Participant’s employment with the Company is terminated by the Company without Cause, by Participant for Good Reason, as a result of Participant’s Permanent Disability or in the event of Participant’s death, Participant will immediately earn a number of PSUs determined by the application of Sections 1(b)(i) or 1(b)(ii) hereof, as applicable, except that: (A) the Second Measurement Date Price will be deemed to be equal to the Termination Date Price; (B) the Compound Annual TSR performance condition will instead be calculated through the Termination Date; and (C) PSUs subject to the PSU Award that were not earned by Participant on the First Measurement Date and are not earned by Participant in accordance with this Section 1(b)(iv), if any, will be immediately forfeited.

(v)           Any PSUs that have not been earned as of the Second Measurement Date will be immediately forfeited.

(c)           The determination of whether the Compound Annual TSR targets have been met will be made by the Board in its sole discretion.  Any such determination will be conclusive for all purposes absent manifest error.

2.  PSU Award Payment.

(a)           To the extent that any PSUs are earned as described in Section 1 or 3 hereof, as applicable in each case, then, subject to the terms and conditions set forth below, such PSUs will become payable to Participant only on and subject to the occurrence of the date on which any PSUs are earned as described in Section 1 or 3 hereof, as applicable in each case (as applicable, the “Earn Date”):

(i)    The Company will pay to Participant as soon as practicable (but in any event no later than 45 days) following the Earn Date, a cash amount equal to 1/3 of the PSUs earned on the Earn Date multiplied by the End Price on the Earn Date;

(ii)   Subject to Participant’s continued employment with the Company on the one-year anniversary of the Earn Date (the “Earn Date First Anniversary”), the Company will pay to Participant as soon as practicable (but in any event no later than 45 days) following the Earn Date First Anniversary, a cash amount equal to 1/3 of the PSUs earned on the Earn Date multiplied by the End Price on the Earn Date First Anniversary; and

(iii)  Subject to Participant’s continued employment with the Company on the two-year anniversary of the Earn Date (the “Earn Date Second Anniversary”), the Company will pay to Participant as soon as practicable (but in any event no later than 45 days) following the Earn Date Second Anniversary, a cash amount equal to 1/3 of the PSUs earned on the Earn Date multiplied by the End Price on the Earn Date Second Anniversary.

(iv)  In the event that Participant is not employed by the Company on the Earn Date, the Earn Date First Anniversary or the Earn Date Second Anniversary, as applicable, the earned PSUs that would otherwise be payable in respect of such date (as described in Sections 2(a)(i), (ii) or (iii) hereof, as applicable), will be immediately forfeited.

(v)   Notwithstanding the foregoing, (A) in the event that Participant’s employment with the Company is terminated by the Company without Cause, by Participant for Good Reason, as a result of Participant’s Permanent Disability or in the event of Participant’s death, then the Company will pay to Participant as soon as practicable (but in any event no later than 45 days) following the Termination Date, a cash amount equal to any PSUs that have been earned, but are not yet otherwise payable as of the Termination Date, multiplied by the End Price on the Termination Date and (B) in the event of a Change in Control, the End Price with respect to any payment event will be deemed to be the End Price on the Change in Control Date.

(b)           In the event that Participant’s employment with the Company is terminated by the Company for Cause or by Participant without Good Reason (other than in the event of Participant’s Permanent Disability or death), any PSUs that have been earned, but are not yet otherwise payable as of the Termination Date, will be immediately forfeited.

(c)           Notwithstanding any other provision of this Agreement, Participant will not receive any payment pursuant to this Agreement in respect of the first 1,000,000 PSUs in respect of which Participant would otherwise have received payment in accordance with the terms of this Agreement (the “Potentially Excluded PSUs”).  For the avoidance of doubt, payment in respect of the Potentially Excluded PSUs will be settled pursuant to the terms of that certain Restricted Stock Award Agreement between Participant and the Company, dated as of the date hereof (the “Restricted Stock Award Agreement”).

3.  Intentionally Omitted.

4.  Board Determinations.  After PSUs have been earned by Participant, the Board may accelerate the time-based payment triggers of all or a portion of such PSUs.

5.  CEO Investment.

(a)           In addition to any other Shares beneficially owned by Participant, Participant will purchase from the Company with Participant’s own funds on a date not later than 90 days following the Grant Date (subject to the extension set forth in the succeeding sentence), a number of Shares equal to $3,000,000 divided by the prevailing market price of Shares at the time of purchase (the “Purchased Shares”); provided, however, that the maximum amount of the Purchased Shares will not exceed 0.99% of the total number of Shares.  The Company will use commercially reasonable efforts to permit Participant to rollover funds from Participant’s individual retirement account into a Section 401(k) plan, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), maintained by the Company, and to use such funds under such Section 401(k) plan to purchase the Purchased Shares; provided that, in the event that the Company is unable by law to permit Participant to use funds under a Section 401(k) plan maintained by the Company to effectuate such purchase (or in the event that permitting Participant to use funds under a Section 401(k) plan maintained by the Company to effectuate such purchase would cause such Section 401(k) plan to cease to be qualified under Section 401(a) of the Code), the Company will so notify Participant within 60 days following the Grant Date and Participant will be allotted 60 days following the date of such notice to effectuate the purchase of the Purchased Shares outside of a Section 401(k) plan maintained by the Company.  Participant agrees to maintain a net long position in Shares owned personally equal to not less than the number of the Purchased Shares for at least four years after the last date of purchase, and not effect any short sale, swap or other derivative transaction having the effect of mitigating his risk or exposure to the Purchased Shares, unless (i) Participant’s employment with the Company is sooner terminated pursuant to Section 4(a), 4(b), 4(e) or 4(f) of the Severance Agreement or (ii) holding the Purchased Shares would result in a violation of applicable law or regulatory guidance.

(b)           The foregoing restrictions will not apply to any transfer to a trust or other vehicle established by Participant for estate planning purposes; provided, however, that (i) Participant remains a beneficial owner of the Shares so transferred and (ii) such arrangement is (including, without limitation, the documentation therefor) satisfactory to the Board in its discretion.

(c)           The covenants in this Section 5 are an integral part of the consideration for the grant of the Award by the Company.

6.  Adjustments.  Adjustments to the PSUs and/or the number of Shares underlying the PSU Award will be made in accordance with the terms of Article 12 of the EnergySolutions, Inc. 2007 Equity Incentive Plan (as in effect on the Grant Date, the “Equity Plan”), to the same extent and with the same effect as though the Award were an “Award” of “Restricted Stock” (as such terms are defined in the Equity Plan) granted pursuant to the Equity Plan.

7.  Compliance with Section 409A of the Code.  This Agreement and the Award are intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”).  Notwithstanding any provisions of this Agreement to the contrary, any right of Participant to any payment under this Agreement upon termination of Participant’s employment will be payable only when such termination of employment constitutes a “separation from service” within the meaning of Section 409A.  If Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of Participant’s separation from service and if any portion of the payments or benefits to be received by Participant upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Participant without Participant incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Participant’s separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Participant’s separation from service and (b) Participant’s death; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional 20% tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Participant or Participant’s beneficiary in one lump sum (without interest).  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with

Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  Notwithstanding anything to the contrary set forth herein, the Company may amend this Agreement and the Award at any time and in any and all respects without Participant’s consent as the Board may, in its sole discretion, deem appropriate in order to comply with Section 409A and any guidance governing Section 409A.  The Company will notify Participant of any such changes made to this Agreement and the Award.  The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to Participant of any payment made pursuant to this Agreement or the Award.  The Company will not be liable to Participant for any payment under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

8.  Transferability.  The Award is not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Board, Participant may designate a third party who, in the event of Participant’s death, will thereafter be entitled to receive any distribution of the Award.

9.  Award Not an Employment Contract.  The Award is not an employment or service contract, and nothing in the Award will be deemed to create in any way whatsoever any obligation on Participant’s part to continue in the service of the Company or any subsidiary or affiliate thereof, or on the part of the Company or any subsidiary or affiliate thereof to continue such service.  In addition, nothing in the Award will obligate the Company or any of its subsidiaries or affiliates, their respective stockholders, boards of directors or employees to continue any relationship that Participant might have as an employee, director or consultant to the Company or any subsidiary or affiliate thereof.

10.  Unsecured Obligation.  The Award is unfunded, and as a holder of a PSU, Participant will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, pursuant to this Agreement.  Participant will not have voting or any other rights as a stockholder of the Company with respect to the PSUs subject to the Award.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between Participant and the Company or any other person.

11.  Withholding Obligations.

(a)           On or before the time Participant receives any distribution pursuant to the Award, or at any time thereafter as requested by the Company, Participant hereby authorizes any required withholding in respect of any amounts payable to Participant, and Participant otherwise agrees to make adequate provision for any sums required to satisfy the Federal, state, local and foreign tax withholding obligations, if any, that arise in connection with the Award or payment to Participant of any amounts in respect of any portion of the Award.

(b)           Unless all tax withholding obligations are satisfied, the Company will have no obligation to make payments to Participant in respect of any portion of the Award.

12.  Notices.  Any notices provided for in the Award or the Plan must be given in writing and will be deemed effectively given upon receipt when delivered by electronic mail or by hand delivery (in the case of Participant, at Participant’s address shown at the time of delivery in the records of the Company and, in the case of the Company, to its corporate secretary with a copy to the then-acting Chairman of the Compensation Committee of the Board).

13.  Headings.  The headings in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14.  Amendment.  The Company may amend this Agreement and the Award at any time without Participant’s consent; provided, however, that no such action may, without Participant’s consent, adversely affect Participant’s rights under the Award and this Agreement (except as otherwise provided herein or therein or in the Plan).  Without limiting the foregoing, the Board reserves the right to change, by written notice to Participant, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award that is then subject to restrictions as provided herein.

15.  Miscellaneous.

(a)           The rights and obligations of the Company under the Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.  No member of the Board will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

(b)           Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(c)           Participant acknowledges and agrees that Participant has reviewed the Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understands all provisions of the Award.

(d)           All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.  Following a Change in Control or a similar event or occurrence, any successor to the Company will be deemed to be the “Company” for purposes of this Agreement.

16.  Governing Plan Document.  Except and solely to the extent set forth herein, the Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan and, in the event of any conflict between the provisions of the Award and those of the Plan, the provisions of the Plan will control.

17.  Effect on Other Benefit Plans.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries or other similar terms used when calculating the benefits under any benefit plan sponsored by the Company or any subsidiary or affiliate thereof, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any of its subsidiaries’ or affiliates’ benefit plans.

18.  Choice of Law.  The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflict of laws rules.

19.  Resolution of Disputes.  SUBJECT TO THE TERMS OF THIS AGREEMENT, (A) THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT WILL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN UTAH.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION.  EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION AND (B) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.  Severability.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner that the Board determines in its discretion will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.  Clawback.  The Award is subject to the terms and conditions of any of the Company’s applicable recoupment or clawback policies (as previously adopted, and as may be amended or restated from time to time).  Notwithstanding the foregoing, the Company may, in its sole discretion, implement any recoupment or clawback policies or make any changes to any of the Company’s existing recoupment or clawback policies, as the Company deems necessary or advisable in order to comply with applicable law or regulatory guidance (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act).

22.  No Constraint on Corporate Action. Nothing in this Agreement will be construed to (a) limit, impair, or otherwise affect the Company’s or any of its subsidiaries’ or affiliates’ right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) limit the right or power of the Company or any of its subsidiaries or affiliates to take any action that such entity deems to be necessary or appropriate.

23.  Acknowledgement.  Participant acknowledges receipt of, and understands and agrees to, all of the terms and conditions of this Agreement, the Award and the Plan.  Participant further acknowledges that, as of the Grant Date, this Agreement, the Restricted Stock Award Agreement, the Award and the Plan (along with any other documents or portions thereof referred to in any such document (including, without limitation, the Severance Agreement and the Equity Plan)) set forth the entire understanding between Participant and the Company regarding the PSUs and supersede all prior oral and written agreements on that subject.

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The Company:		Participant:

ENERGYSOLUTIONS, INC.

By:	/s/ Steven R. Rogel	/s/ David J. Lockwood
	Steven R. Rogel	David J. Lockwood
Chairman of the Board of Directors